Exhibit 99. Press release dated April 17, 2003

CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

[Keithley Logo]	Keithley Instruments, Inc. 28775 Aurora Road Cleveland, Ohio 44139-1891 440-248-0400 • Fax: 440-248-6168 http://www.keithley.com

For Immediate Release

KEITHLEY INSTRUMENTS REPORTS RESULTS FOR
FISCAL 2003 SECOND QUARTER

Cleveland, Ohio — April 17, 2003 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2003 second quarter that ended March 31, 2003.

Second Quarter Fiscal 2003 Results

Net sales of $26.0 million for the second quarter of fiscal 2003 increased 18 percent from sales of $22.0 million in last year’s second quarter. Sales were up 72 percent in the Pacific Basin region, up 11 percent in Europe, and down 9 percent in the United States. Sequentially, sales were essentially flat from the first quarter. The company reported a net loss of $0.9 million, or $0.06 per share, compared to a net loss of $1.3 million, or $0.08 per share, in last year’s quarter.

Orders of $24.6 million for the quarter increased 9 percent from last year’s orders of $22.7 million. Geographically, orders were up 32 percent in the Pacific Basin, 8 percent in Europe, and down 6 percent in the United States. Compared to the prior year’s quarter, orders from semiconductor customers increased 16 percent, wireless communications customers increased 62 percent, while orders from electronic components and subassembly manufacturers, and research and education customers were flat. Sequentially, orders increased 7 percent from the first quarter. Order backlog decreased $0.6 million during the quarter to $11.7 million at March 31, 2003.

“Our financial results for the quarter were at the high end of our guidance, and orders improved from a very weak first quarter,” stated Joseph P. Keithley, the company’s Chairman, President and Chief Executive Officer. “We are continuing to see design wins from our wireless, semiconductor and electronic component customers. However, these wins have yet to produce substantive order growth.”

“Despite continuing weakness throughout the electronics industry, we are encouraged by the excitement our new Model 2800 RF (radio frequency) Power Analyzer is generating among our wireless customers. We are also continuing to see interest in the RF option for our parametric testers from semiconductor customers. Semiconductor capacity utilization rates increased during the quarter, and inventory levels have been reduced. Our quoting activity has increased during the last several weeks.”

Six Month Results

Orders of $47.6 million for the six months ending March 31, 2003, increased 11 percent from $42.7 million last year. Geographically, orders increased 55 percent in the Pacific Basin, three percent in the United States, and decreased five percent in Europe. For the first half, semiconductor orders comprised approximately 25 percent of the total, wireless communications, electronic components and subassembly manufacturers, and research and education each made up about 20 percent of the total, while optoelectronics orders made up less than 5 percent.

For the six months ending March 31, 2003, net sales were $52.2 million, up 23 percent from $42.5 million last year. The net loss for the first half of fiscal 2003 was $1.4 million, or $.09 per share, compared with a net loss of $2.9 million, or $0.19 per share, last year. The income tax benefit recorded during the current year included a $0.2 million reduction of a deferred income tax valuation allowance, which management believes is no longer necessary. Including this adjustment, the income tax benefit for the first half of fiscal year 2003 was recorded at a 38.7 percent rate.

The company’s financial position at March 31, 2003 continued to be strong. Cash and short-term investments totaled $44.0 million, while debt was $0.2 million. Inventory of $10.0 million decreased $3.6 million from year ago levels, with turns improving to 4.2 from 2.5 the same time last year. Days sales outstanding were 45 at March 31, 2003 compared to 48 at this time last year. The total number of worldwide employees on March 31, 2003 was 615.

Business Initiatives

“On January 1, we began selling exclusively through our own sales force in the United States,” stated Keithley. “We are seeing increasing momentum with this new sales strategy and expect it will continue to build. We anticipate better growth over the long term in the U.S. and worldwide because of our ability to work more closely with U.S. customers.”

“April 1 marked the one-year anniversary of the opening of our Japanese sales office, and today we have three Japanese locations. We sell more product in Japan than through the previous distributor, and the operation is growing and is profitable. We continue to gain design wins and market share in Japan, which results in increased business in other parts of Asia as well,” added Keithley.

“We continued to experience higher start-up costs related to our lean manufacturing initiative,” stated Keithley. “This, combined with an unfavorable product mix, resulted in lower gross margins than we normally experience. We are seeing some of the benefits from lean manufacturing with lower inventory levels, higher inventory turns, and improved lead times for our customers. We anticipate increasing benefits and service levels as we progress with the implementation.”

“We have begun implementing new CRM (customer relationship management) and ERP (enterprise resource planning) systems,” stated Keithley. “These new systems will allow us to improve our business processes and work with our customers throughout the world in a more efficient and effective manner. The implementation remains on schedule and will continue through 2004.”

Business Outlook

“We continue to believe in the long-term growth prospects of the industries we serve,” stated Keithley. “Additionally, we believe that certain applications are opportunities for us in the short-term. While conditions throughout the electronics industry have improved, the outlook remains hard to predict. Our sales are order dependent and based on what we are seeing now, we are estimating sales for the June quarter to range between $23 and $26 million. At the low end of the sales range, we would expect a pretax loss in the teens as a percentage of sales. At the high end of the sales range, we would expect a loss in the single digits as a percentage of sales.”

Stock Buyback Program

During the second quarter of fiscal 2003, the company did not repurchase its common shares. For the first half, the company spent $2.4 million repurchasing 210,700 shares of its common stock at an average cost per share of $11.18 including commissions. Under the current repurchase program, the company may buy back an additional 1,256,300 shares through December 2003.

Forward Looking Statements

Statements in the “Business Initiatives” and “Business Outlook” sections of this release are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the expected results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions and business conditions in the semiconductor, wireless, optoelectronics and other industries which the company serves and the severity and duration of the current downturn of these as well as the overall electronics industry, the company’s ability to continue to develop an effective direct sales force in the United States and an effective sales and support organization in Japan, the company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share, the company’s ability to implement an effective lean manufacturing system without incurring significant costs or disruptions in production during the implementation, the company’s ability to implement CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions, the company’s ability to control costs, changes in effective tax rates, foreign currency fluctuations which could affect worldwide operations, and the effects of terrorist activities and armed conflicts, as well as the spread of contagious diseases, that could cause disruptions in general economic activity. Further information on factors that could cause actual results to differ from those anticipated is included in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, April 17, 2003 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 45 days.

About Keithley Instruments, Inc.

Keithley Instruments, Inc. provides optical and electrical measurement solutions from DC to RF (radio frequency) to the wireless, semiconductor, optoelectronics, and other electronics manufacturing industries. Engineers and scientists around the world use Keithley’s advanced hardware and software for process monitoring, production test, and basic research.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,

	2003		2002		2003		2002

NET SALES	$25,952	100.0%	$22,046	100.0%	$52,151	100.0%	$42,470	100.0%

Cost of goods sold	11,924	46.0	9,818	44.5	23,481	45.0	18,999	44.7

Selling, general and administrative expenses	12,335	47.5	11,129	50.5	24,719	47.4	21,519	50.7

Product development expenses	3,382	13.0	3,433	15.6	6,592	12.6	7,009	16.5

Net financing income	(135)	(0.5)	(246)	(1.1)	(306)	(0.6)	(512)	(1.2)

Loss before income taxes	(1,554)	(6.0)	(2,088)	(9.5)	(2,335)	(4.4)	(4,545)

Income tax benefit	(631)	(2.4)	(779)	(3.6)	(905)	(1.7)	(1,602)	(3.8)

NET LOSS	$(923)	(3.6)%	$(1,309)	(5.9)%	$(1,430)	(2.7)%	$(2,943)	(6.9)%

Basic loss per share	$(0.06)		$(0.08)		$(0.09)		$(0.19)

Diluted loss per share	$(0.06)		$(0.08)		$(0.09)		$(0.19)

Cash dividends per Common Share	$.0375		$.0375		$.075		$.075

Cash dividends per Class B Common Share	$.030		$.030		$.060		$.060

Weighted average number of shares outstanding (000) — Diluted	15,451		15,711		15,482		15,673

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	March 31, 2003	September 30, 2002

ASSETS

Current assets:

Cash and cash equivalents	$16,361	$21,707

Short-term investments	27,624	28,171

Refundable income taxes	516	954

Accounts receivable, net of allowances	15,371	14,140

Inventory	10,000	10,112

Other current assets	6,298	5,095

Total current assets	76,170	80,179

Property, plant and equipment, net	14,323	13,808

Other assets	29,114	26,384

Total assets	$119,607	$120,371

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$8,791	$7,170

Other current liabilities	14,662	13,583

Total current liabilities	23,453	20,753

Long-term debt	—	—

Other long-term liabilities	7,386	7,170

Shareholders’ equity	88,768	92,448

Total liabilities and shareholders’ equity	$119,607	$120,371

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